                                                                   Exhibit 10.27

                          LINE OF CREDIT AGREEMENT

Between
                          Otto Versand (GmBH & Co)
                                   -lender-
and
                                 Spiegel, Inc.
                                  -borrower-

          This Line of Credit Agreement amends and restates that certain Line of Credit Agreement entered into by lender and borrower, dated September 17, 2001.

1.        LINE OF CREDIT AMOUNT

          The lender shall make available a line of credit, until the earlier of
          (a) June 15, 2002, and (b) the date of borrower's refinancing or, repayment of the Second Amended and Restated Revolving Credit Agreement, dated as of June 30, 2000, as amended, between borrower and Deutsche Bank AG New York Branch, as Administrative Agent (the "Revolver"), (the "Line of Credit Period"), to the borrower for periodic drawdown borrowings (each a "loan") in increments of US$5 million. Each loan shall be requested in writing at least three days prior to the funding date. The total aggregate of all loans
          (exclusive of any accrued interest) shall not exceed the maximum line of credit amount of:

                                US $100,000,000

2.        PERIOD OF INTEREST

          The value date for the period of interest begins on the actual date of funding for each loan transmitted to the borrower.

3.        INTEREST RATE

          Each loan will be charged at an interest rate based upon those rates specified under Schedule III, Pricing Grid, to the Revolver. Interest will be calculated on the basis of a 360 day year.

4.        COST PAYMENT

          All the costs of transmission both ways are to be paid by borrower.

5.        REPAYMENT

          The maturity date for repayment of the first $5O million of any principal balance outstanding for all loans hereunder shall not be due and payable until such time that a capital restructuring including the refinancing or repayment of the Revolver is finalized by the borrower. Any principal amount above $50 million may be repaid anytime during the Line of Credit Period. Payment of interest on any outstanding balance shall accrue, but shall not be payable or be repaid, until the expiration of the Line of Credit Period.

Hamburg, the 9th of November, 2001      Downers Grove, the 9th of November, 2001

Otto Versand (GmbH & Co)                Spiegel, Inc.

/s/ Dr. Crusemann    /s/ Siedel         /s/ Cannataro          /s/ Steele
(Dr. Crusemann           (Siedel)           (Cannataro)            (Steele)

                               PROMISSORY NOTE
                               ---------------

US $100,000,000.00
                                                                November 9, 2001

          For Value Received, SPIEGEL, INC. ("Maker") promises to pay to the order of Otto Versand (GmbH & Co) ("Lender") the principal sum of up to One Hundred Million Dollars (US $100,000,000.00), or such lesser amount as shall equal the aggregate unpaid principal amount of loans advanced by Lender to Maker, plus interest at a rate based upon such rates as referred to in the Line of Credit Agreement between Maker and Lender, dated as the date hereof, on the outstanding principal balance of any loans made by Lender pursuant to said Line of Credit Agreement, payable in accordance with the terms stipulated in said Line of Credit Agreement. Such interest shall be calculated on the basis of a 360 day year for the actual days elapsed.

          Maker waives presentment, demand, protest, notice of protest and any other notices of any kind in connection with this Note.

                                       SPIEGEL, INC.

                                       By: /s/
                                           __________________________

                                       Title: Treasurer